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NIKE, INC. REPORTS FISCAL 2020 FOURTH QUARTER
AND FULL YEAR RESULTS

BEAVERTON, Ore., June 25, 2020 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2020 fourth quarter and full year ended May 31, 2020.

•	Fourth quarter reported revenues were $6.3 billion, declining from prior year as the majority of NIKE-owned and partner stores in North America, EMEA and APLA were closed due to the COVID-19 pandemic.

•
NIKE digital sales increased 75 percent in the fourth quarter, or 79 percent on a currency-neutral basis*, with strong double-digit increases across all geographies and was approximately 30 percent of total revenue.

•
For the fiscal year, Greater China revenues increased 8 percent, or 11 percent on a currency-neutral basis, marking its sixth consecutive year of double-digit currency-neutral growth despite the headwinds from COVID-19 in the second half of the year.

Our fourth quarter results were significantly impacted by physical store closures across North America, EMEA and APLA, where 90 percent of NIKE-owned stores were closed for roughly eight weeks in the quarter to protect the health and safety of teammates and consumers and help slow the spread of the COVID-19 pandemic. Our wholesale partners largely followed the same pattern and as a result, product shipments to wholesale customers were down nearly 50 percent resulting in lower total revenue and higher inventory. During the widespread physical store closures, we accelerated our connection and engagement with our consumers leveraging the strength of our digital ecosystem.

“In a highly dynamic environment, the NIKE Brand continues to resonate strongly with consumers all over the world as our digital business accelerates in every market,” said John Donahoe, President and Chief Executive Officer, NIKE, Inc. “We are uniquely positioned to grow, and now is the time to build on NIKE's strengths and distinct capabilities. We are continuing to invest in our biggest opportunities, including a more connected digital marketplace, to extend our leadership and fuel long-term growth.”**

COVID-19 Update on Operations

As of today, approximately 90 percent of NIKE-owned stores are open across the globe. Retail traffic continues to improve week-over-week with higher conversion rates as compared to the prior year.**

In Greater China, nearly 100 percent of NIKE-owned stores are open.

In North America, EMEA and APLA, approximately 90 percent of physical owned stores were closed during the fourth quarter with stores gradually reopening at different paces in each country beginning in mid-May. Today, roughly 85 percent of NIKE-owned stores are open in North America and about 90 percent in EMEA, with approximately 65 percent open in APLA or operating under reduced hours.

“As physical retail re-opens, NIKE's strong digital trends continue, a testament to the strength of our brand and the investments we've made to elevate digital consumer experiences,” said Matt Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. “Amid macroeconomic uncertainty, we will continue to operate with agility, focused on optimizing marketplace supply and demand, cost management and leveraging our financial strength to drive long-term sustainable, profitable growth.”**

As we continue to reopen retail stores and increase distribution center activity, we remain focused on prioritizing the health of our teammates and consumers and have taken proactive steps to help ensure a safe environment. During the quarter, we made significant investments to provide employee pay continuity and committed over $25 million to support communities impacted by COVID-19 among other COVID-19 response efforts.

Fourth Quarter Income Statement Review

•
Revenues for NIKE, Inc. decreased 38 percent to $6.3 billion, down 36 percent on a currency-neutral basis, primarily due to owned and partner physical store closures across North America, EMEA and APL A due to COVID-19, partially offset by growth in Greater China.

•
Gross margin decreased 820 basis points to 37.3 percent as higher full-price average selling prices, despite increased wholesale discounts, were more than offset by higher product costs including factory cancellation charges, increased inventory obsolescence reserves and the adverse rate impact of supply chain fixed costs on lower wholesale shipments primarily due to COVID-19.

•
Selling and administrative expense decreased 6 percent to $3.2 billion, which included an incremental $178 million increase in bad debt expense. Demand creation expense was $823 million, down 19 percent to prior year as retail and brand marketing spend was shifted as sporting events were canceled or delayed due to COVID-19. Operating overhead expense decreased 1 percent to $2.4 billion driven primarily by lower total wages and travel and related expenses, partially offset by higher bad debt expense.

•
The effective tax rate was 1.7 percent, compared to 20.4 percent for the same period last year. This is primarily due to the mix of earnings taxed in the U.S. and favorability attributable to items such as the use of foreign tax credits.

•
Net loss was $790 million and diluted net loss per share was $0.51 driven by lower revenue and gross margin as a result of the COVID-19 impact on operations, partially offset by lower selling and administrative expenses.

Fiscal 2020 Income Statement Review

•
Revenues for NIKE, Inc. fell 4 percent to $37.4 billion, down 2 percent on a currency-neutral basis due to the impact of COVID-19 on business operations, primarily in the fourth quarter. In the first half of fiscal 2020, prior to COVID-19, NIKE, Inc. revenue was up 9 percent, or 11 percent on a currency-neutral basis, reflecting strong, broad-based consumer demand, higher full-price sales realization and a double-digit increase in digital sales.

◦	In fiscal 2020, digital sales increased 47 percent, or 49 percent on a currency-neutral basis, with all geographies growing strong double-digits.

◦	Greater China revenues increased 8 percent, or 11 percent on a currency-neutral basis, marking its sixth consecutive year of double-digit growth on a currency-neutral basis.

•
Gross margin decreased 130 basis points to 43.4 percent as higher full-price average selling prices, despite higher discounts due to COVID-19, were more than offset by higher product costs including tariffs in the U.S., as well as factory cancellation charges, increased inventory obsolescence reserves and the adverse rate impact of supply chain cost on a lower volume of wholesale shipments in the fourth quarter.

•
Selling and administrative expense increased 3 percent to $13.1 billion. Demand creation expense was $3.6 billion, down 4 percent to prior year primarily due to lower retail, brand and sports marketing expenses as sporting events were postponed or canceled and a majority of physical stores were closed globally during the fourth quarter. Operating overhead expense increased 7 percent to $9.5 billion driven primarily by higher wage-related expenses to support our continued investments in end-to-end digital capabilities and higher bad debt expense, partially offset by lower travel and related spend.

•	The effective tax rate was 12.1 percent, compared to 16.1 percent for the same period last year due to increased benefits from discrete items such as stock-based compensation.

•
Net income was $2.5 billion and diluted earnings per share was $1.60, down 36 percent, driven by lower revenue and gross margin impacted by COVID-19 in the fourth quarter and higher selling and administrative expenses, partially offset by a lower tax rate and a lower average share count. This also includes the one-time, non-cash charge associated with the strategic distributor partnership transition in South America, which reduced earnings per share by $0.25.

May 31, 2020 Balance Sheet Review

•
Inventories for NIKE, Inc. were $7.4 billion, up 31 percent compared to the prior year period, primarily reflecting the impact of NIKE-owned store closures in North America, EMEA and APLA as well as lower wholesale shipments in the fourth quarter due to COVID-19.

•
Total liquidity at May 31 was $12.5 billion with robust cash and equivalents and short-term investments of $8.8 billion, $4.1 billion higher than last year primarily due to proceeds from a $6 billion corporate bond issuance in March, partially offset by share repurchase activity in the first ten months of the year, cash dividends and investments in infrastructure. In addition, NIKE secured a new $2 billion credit facility adding to the existing credit facility of $2 billion to ensure appropriate liquidity and flexibility during the COVID-19 pandemic.

Shareholder Returns

NIKE has a strong track record of investing to fuel growth and consistently increasing returns to shareholders through dividends and share repurchases including 18 consecutive years of increasing dividend payouts. In fiscal 2020, the Company returned $4.5 billion to shareholders, including:

•	Dividends of $1.5 billion, compared with $1.3 billion in fiscal 2019, reflecting a lower share count offset by an 11 percent increase in the dividend per share.

•	Share repurchases totaling $3.0 billion for fiscal 2020 reflecting 33.5 million shares retired as part of the four-year, $15 billion program approved by the Board of Directors in June 2018.

During the fourth quarter, NIKE, Inc. repurchased 1.9 million shares for approximately $159 million before suspending share repurchase activity in March to maximize liquidity in the current dynamic environment.

As of May 31, 2020, a total of 45.2 million shares had been repurchased for approximately $4.0 billion, resulting in approximately $11 billion in remaining capacity under the 2018 share repurchase program.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on June 25, 2020, to review fiscal fourth quarter and full year results. The conference call will be broadcast live via webcast and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, July 11, 2020.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table or the Supplemental NIKE Brand Revenue table regarding this non-GAAP financial measure.
**
The marked paragraph contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(In millions, except per share data)	5/31/2020	5/31/2019	Change	5/31/2020	5/31/2019	Change
Revenues	$6,313	$10,184	-38%	$37,403	$39,117	-4%
Cost of sales	3,960	5,551	-29%	21,162	21,643	-2%
Gross profit	2,353	4,633	-49%	16,241	17,474	-7%
Gross margin	37.3%	45.5%		43.4%	44.7%

Demand creation expense	823	1,014	-19%	3,592	3,753	-4%
Operating overhead expense	2,368	2,392	-1%	9,534	8,949	7%
Total selling and administrative expense	3,191	3,406	-6%	13,126	12,702	3%
% of revenues	50.5%	33.4%		35.1%	32.5%

Interest expense (income), net	50	12	—	89	49	—
Other (income) expense, net	(84)	(28)	—	139	(78)	—
(Loss) income before income taxes	(804)	1,243	-165%	2,887	4,801	-40%
Income tax (benefit) expense	(14)	254	-106%	348	772	-55%
Effective tax rate	1.7%	20.4%		12.1%	16.1%

NET (LOSS) INCOME	$(790)	$989	-180%	$2,539	$4,029	-37%

(Loss) earnings per common share:
Basic	$(0.51)	$0.63	-181%	$1.63	$2.55	-36%
Diluted	$(0.51)	$0.62	-182%	$1.60	$2.49	-36%

Weighted average common shares outstanding:
Basic	1,555.7	1,570.2		1,558.8	1,579.7
Diluted	1,555.7	1,607.5		1,591.6	1,618.4

Dividends declared per common share	$0.245	$0.22		$0.955	$0.86

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 31,	May 31,	% Change
(Dollars in millions)	2020	2019
ASSETS
Current assets:
Cash and equivalents	$8,348	$4,466	87%
Short-term investments	439	197	123%
Accounts receivable, net	2,749	4,272	-36%
Inventories	7,367	5,622	31%
Prepaid expenses and other current assets	1,653	1,968	-16%
Total current assets	20,556	16,525	24%
Property, plant and equipment, net	4,866	4,744	3%
Operating lease right-of-use assets, net	3,097	—	—
Identifiable intangible assets, net	274	283	-3%
Goodwill	223	154	45%
Deferred income taxes and other assets	2,326	2,011	16%
TOTAL ASSETS	$31,342	$23,717	32%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3	$6	-50%
Notes payable	248	9	2,656%
Accounts payable	2,248	2,612	-14%
Current portion of operating lease liabilities	445	—	—
Accrued liabilities	5,184	5,010	3%
Income taxes payable	156	229	-32%
Total current liabilities	8,284	7,866	5%
Long-term debt	9,406	3,464	172%
Operating lease liabilities	2,913	—	—
Deferred income taxes and other liabilities	2,684	3,347	-20%
Redeemable preferred stock	—	—	—
Shareholders’ equity	8,055	9,040	-11%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$31,342	$23,717	32%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2020	5/31/2019	Change		5/31/2020	5/31/2019	Change
North America
Footwear	$1,606	$2,736	-41%	-41%	$9,329	$10,045	-7%	-7%
Apparel	563	1,275	-56%	-56%	4,639	5,260	-12%	-12%
Equipment	61	154	-60%	-60%	516	597	-14%	-14%
Total	2,230	4,165	-46%	-46%	14,484	15,902	-9%	-9%
Europe, Middle East & Africa
Footwear	887	1,643	-46%	-44%	5,892	6,293	-6%	-3%
Apparel	398	713	-44%	-42%	3,053	3,087	-1%	2%
Equipment	43	101	-57%	-55%	402	432	-7%	-3%
Total	1,328	2,457	-46%	-44%	9,347	9,812	-5%	-1%
Greater China
Footwear	1,149	1,167	-2%	3%	4,635	4,262	9%	12%
Apparel	468	494	-5%	-1%	1,896	1,808	5%	8%
Equipment	30	36	-17%	-9%	148	138	7%	11%
Total	1,647	1,697	-3%	1%	6,679	6,208	8%	11%
Asia Pacific & Latin America
Footwear	559	953	-41%	-38%	3,449	3,622	-5%	0%
Apparel	211	363	-42%	-38%	1,365	1,395	-2%	3%
Equipment	31	63	-51%	-47%	214	237	-10%	-4%
Total	801	1,379	-42%	-39%	5,028	5,254	-4%	1%
Global Brand Divisions[2]	6	9	-33%	-27%	30	42	-29%	-26%
TOTAL NIKE BRAND	6,012	9,707	-38%	-36%	35,568	37,218	-4%	-2%
Converse	305	491	-38%	-36%	1,846	1,906	-3%	-1%
Corporate[3]	(4)	(14)	—	—	(11)	(7)	—	—
TOTAL NIKE, INC. REVENUES	$6,313	$10,184	-38%	-36%	$37,403	$39,117	-4%	-2%

TOTAL NIKE BRAND
Footwear	$4,201	$6,499	-35%	-34%	$23,305	$24,222	-4%	-2%
Apparel	1,640	2,845	-42%	-41%	10,953	11,550	-5%	-3%
Equipment	165	354	-53%	-51%	1,280	1,404	-9%	-6%
Global Brand Divisions[2]	6	9	-33%	-27%	30	42	-29%	-26%
TOTAL NIKE BRAND REVENUES	$6,012	$9,707	-38%	-36%	$35,568	$37,218	-4%	-2%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues consist primarily of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
SUPPLEMENTAL NIKE BRAND REVENUE DETAILS
(Unaudited)
				% Change Excluding Currency Changes[1]

	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2020	5/31/2019	Change
NIKE Brand Revenues by:
Sales to Wholesale Customers	$23,156	$25,423	-9%	-7%
Sales through NIKE Direct	12,382	11,753	5%	8%
Global Brand Divisions[2]	30	42	-29%	-26%
TOTAL NIKE BRAND REVENUES	$35,568	$37,218	-4%	-2%

NIKE Brand Revenues on a Wholesale Equivalent Basis:[3]
Sales to Wholesale Customers	$23,156	$25,423	-9%	-7%
Sales from our Wholesale Operations to NIKE Direct Operations	7,452	7,127	5%	7%
TOTAL NIKE BRAND WHOLESALE EQUIVALENT REVENUES	$30,608	$32,550	-6%	-4%

NIKE Brand Wholesale Equivalent Revenues by:[3]
Men’s	$16,694	$17,737	-6%	-4%
Women’s	6,999	7,380	-5%	-3%
NIKE Kids’	5,033	5,283	-5%	-3%
Others[4]	1,882	2,150	-12%	-10%
TOTAL NIKE BRAND WHOLESALE EQUIVALENT REVENUES	$30,608	$32,550	-6%	-4%

NIKE Brand Wholesale Equivalent Revenues by:[3]
Running	$3,830	$4,488	-15%	-12%
NIKE Basketball	1,508	1,597	-6%	-4%
Jordan Brand	3,609	3,138	15%	16%
Football (Soccer)	1,575	1,894	-17%	-14%
Training	2,688	3,137	-14%	-13%
Sportswear	12,285	12,442	-1%	1%
Others[5]	5,113	5,854	-13%	-10%
TOTAL NIKE BRAND WHOLESALE EQUIVALENT REVENUES	$30,608	$32,550	-6%	-4%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] References to NIKE Brand wholesale equivalent revenues, which are considered non-GAAP financial measures, are intended to provide context as to the total size of the Company’s NIKE Brand market footprint if it had no NIKE Direct operations. NIKE Brand wholesale equivalent revenues consist of 1) sales to external wholesale customers and 2) internal sales from the Company’s wholesale operations to its NIKE Direct operations which are charged at prices that are comparable to prices charged to external wholesale customers.

[4] Others include all unisex products, equipment and other products not allocated to Men’s, Women’s and NIKE Kids’, as well as certain adjustments that are not allocated to products designated by gender or age.

[5] Others include all other categories and certain adjustments that are not allocated at the category level.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2020	5/31/2019	Change	5/31/2020	5/31/2019	Change
North America	$(13)	$1,048	-101%	$2,899	$3,925	-26%
Europe, Middle East & Africa	(153)	506	-130%	1,541	1,995	-23%
Greater China	571	674	-15%	2,490	2,376	5%
Asia Pacific & Latin America	79	340	-77%	1,184	1,323	-11%
Global Brand Divisions[2]	(844)	(830)	-2%	(3,468)	(3,262)	-6%
TOTAL NIKE BRAND[1]	(360)	1,738	-121%	4,646	6,357	-27%
Converse	(27)	82	-133%	297	303	-2%
Corporate[3]	(367)	(565)	35%	(1,967)	(1,810)	-9%
TOTAL NIKE, INC. (LOSS) EARNINGS BEFORE INTEREST AND TAXES[1]	(754)	1,255	-160%	2,976	4,850	-39%
Interest expense (income), net	50	12	—	89	49	—
TOTAL NIKE, INC. (LOSS) INCOME BEFORE INCOME TAXES	$(804)	$1,243	-165%	$2,887	$4,801	-40%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT and Total NIKE, Inc. EBIT are considered non-GAAP financial measures and are being provided as management believes this additional information should be considered when assessing the Company's underlying business performance and trends. References to EBIT should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses. Corporate includes the non-recurring charge, recognized in fiscal 2020, as a result of the Company’s decision to transition its operations in Brazil, Argentina, Chile and Uruguay to third-party distributors. This charge primarily reflects the anticipated release of associated non-cash cumulative foreign currency translation losses.